Exhibit 99.1
PRECISION DRILLING CORPORATION

AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN

(amended and restated as of May 31, 2010)

PRECISION DRILLING CORPORATION
AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
     WHEREAS the Employee Trust Unit Option Plan of Precision Drilling Trust (the “Trust”) (the “Original Plan”) was established effective May 6, 2009 to provide for the granting of options (“Trust Unit Options”) to Participants (as defined herein) to purchase trust units of the Trust (“Trust Units”);
     AND WHEREAS on May 31, 2010, pursuant to the Arrangement (as defined herein): (i) 1521500 Alberta Ltd. (“AcquisitionCo”) (a predecessor to the Corporation (as defined herein)) acquired all of the assets, business and undertaking of the Trust and assumed all of the liabilities of the Trust; (ii) all issued and outstanding Trust Unit Options granted pursuant to the Original Plan became options under an agreement with AcquisitionCo to acquire an equivalent number of common shares in the capital of AcquisitionCo; and (iii) the existence of the Trust was terminated;
     AND WHEREAS on June 1, 2010, pursuant to the Arrangement: (i) 1194312 Alberta Ltd. and AcquisitionCo amalgamated to form PDC Acquisition Ltd.; and (ii) Precision Drilling Corporation and PDC Acquisition Ltd. amalgamated to form Precision Drilling Corporation;
     AND WHEREAS the Board (as defined herein) wishes to amend the Original Plan to give effect to the Arrangement without affecting any of the rights, privileges, restrictions and conditions of the Trust Unit Options granted pursuant to the Original Plan, except as expressly amended herein;
     NOW THEREFORE the Original Plan is hereby amended and restated as follows;
1.	The Plan

A stock option plan pursuant to which Options to purchase Shares may be granted to the officers and key employees of the Precision Group is hereby established on the terms set forth below. The Plan governs all Trust Unit Options granted pursuant to the Original Plan which were formerly exercisable for Trust Units and any Options granted from and after the date hereof which are exercisable for Shares.

2.	Purpose

The purpose of the Plan is to advance the interests of the Precision Group by encouraging the officers and key employees of the Precision Group to acquire Shares, thereby (i) increasing the proprietary interests of such persons in the Corporation, (ii) aligning the interests of such persons with the interests of the shareholders of the Corporation generally, (iii) encouraging such persons to remain associated with the Precision Group and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Precision Group.

3.	Defined Terms

3.1	Where used herein, the following terms shall have the following meanings, respectively:

“AcquisitionCo” has the meaning set out in the recitals hereto;

“Arrangement” means the plan of arrangement under section 193 of the Business Corporations Act (Alberta) involving, among others, the Corporation, AcquisitionCo and the Trust completed on May 31 and June 1, 2010 providing for, among other things, the conversion of the Trust from an income fund structure to a corporate structure;

“Black-Out Period” means the period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain Persons as designated by the Corporation, including any holder of an Option;

“Board” means the board of directors of the Corporation;

“Canadian Option” means an Option pursuant to which the Option Price is stated and payable in Canadian dollars;

“Cause” means, unless otherwise defined in the applicable agreement evidencing the grant of an Option hereunder, any act or omission that would entitle the Employer to terminate the Participant’s employment without notice or compensation under the common law for just cause, including, without in any way limiting its meaning under the common law:
(i)	any improper conduct by the Participant which is materially detrimental to the Employer; or

(ii)	the willful failure of the Participant to properly carry out his or her duties on behalf of the Employer or to act in accordance with the reasonable direction of the Employer;

“Change of Control” means the occurrence of any of:
(i)	any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Corporation or any wholly-owned subsidiary of the Corporation) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Business Corporations Act (Alberta)) of, or acquires the right to exercise control or direction over, securities of the Corporation representing 50% or more of the then issued and outstanding voting securities of the Corporation in any manner whatsoever, including, without limitation, as a result of a takeover bid, an issuance or exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Corporation to a Person or any group of two or more Persons acting jointly or in concert (other than a wholly-owned subsidiary of the Corporation);

(iii)	the dissolution or liquidation of the Corporation, except in connection with the distribution of assets of the Corporation to one or more Persons which were wholly-owned subsidiaries of the Corporation prior to such event;

(iv)	the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any Person or any group of two or more Persons acting jointly or in concert (other than an exchange of securities with a wholly-owned subsidiary of the Corporation); or

(v)	the Board passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred;
provided that an event described in this definition shall not constitute a Change of Control where such event occurs as a result of a Permitted Reorganization;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Constructive Dismissal” has the meaning ascribed thereto pursuant to the common law, unless otherwise defined in the applicable agreement evidencing the grant of an Option hereunder, and shall include, without in any way limiting its meaning under the common law, any material change (other than a change which is clearly consistent with a promotion) imposed by the Employer without the Participant’s consent to the Participant’s title, responsibilities or reporting relationships, or a reduction of the Participant’s compensation except where such reduction is applicable to all officers, if the Participant is an officer, or all employees, if the Participant is an employee, of the Employer;

“Continuing Entity” has the meaning set out in Section 10.1;

“Continuing Entity Options” has the meaning set out in Section 10.1;

“Control Period” means the period commencing on the date of the Change of Control and ending 180 days after the date of the Change of Control;

“Corporation” means Precision Drilling Corporation and includes any successor corporation thereto;

“Date of Grant” of an Option means the date an Option is granted to a Participant under the Plan;

“Disability” means where the Participant:
(i)	is to a substantial degree unable, due to illness, disease, affliction, mental or physical disability or similar cause, to fulfill his obligations as an officer or employee of the Employer either for any consecutive 12 month period or for any period of 18 months (whether or not consecutive) in any consecutive 24 month period; or

(ii)	is declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs;
“Employer” means with respect to a Participant, the entity in the Precision Group that employs the Participant or that employed the Participant immediately prior to his or her Termination Date;

“Fair Market Value” means, on any particular date, the fair market value of a Share as determined by the Board in accordance with the following:
(i)	in respect of a Share issuable upon the exercise of a Canadian Option, the Fair Market Value shall mean the weighted average trading price of a Share on the TSX during the last five trading days prior to that particular date on which at least a board lot of Shares has so traded or, if a board lot has not traded on a particular day, the average of the bid and asked prices; provided, however, that if the Shares are not then listed and posted for trading on the TSX, then the Fair Market Value shall mean the weighted average trading price of a Share on the NYSE during the last five trading days prior to that particular date on which at least a board lot of Shares has so traded or, if a board lot has not traded on a particular day, the average of the bid and asked prices converted to Canadian dollars using the Noon Buying Rate; and provided further, that if the Shares are not then listed and posted for trading on the NYSE, then the Fair Market Value shall mean the weighted average trading price of a Share on such stock exchange in Canada or the United States on which the Shares are then listed and posted for trading during the last five trading days prior to that particular date (and, if in United States dollars, converted to Canadian dollars using the Noon Buying Rate) or, if the Shares are not then listed and posted for trading on any stock exchange in Canada or the United States, then the Fair Market Value shall mean the fair market value per

Share (in Canadian dollars) as determined by the Board in its sole discretion and to the extent applicable, in accordance with Section 409A of the Code;
(ii)	in respect of a Share issuable upon the exercise of a U.S. Option, the Fair Market Value shall mean the weighted average trading price of a Share on the NYSE during the last five trading days prior to that particular date on which at least a board lot of Shares has so traded or, if a board lot has not traded on a particular day, the average of the bid and asked prices; provided, however, that if the Shares are not then listed and posted for trading on the NYSE, then the Fair Market Value shall mean the weighted average trading price of a Share on the TSX during the last five trading days prior to that particular date on which at least a board lot of Shares has so traded or, if a board lot has not traded on a particular day, the average of the bid and asked prices converted to United States dollars using the Noon Buying Rate; and provided further, that if the Shares are not then listed and posted for trading on the TSX, then the Fair Market Value shall mean the weighted average trading price of a Share on such stock exchange in Canada or the United States on which the Shares are then listed and posted for trading during the last five trading days prior to that particular date (and, if in Canadian dollars, converted to United States dollars using the Noon Buying Rate) or, if the Shares are not then listed and posted for trading on any stock exchange in Canada or the United States, then the Fair Market Value shall mean the fair market value per Share (in United States dollars) as determined by the Board in its sole discretion and to the extent applicable, in accordance with Section 409A of the Code; and

(iii)	the Fair Market Value of a Share shall be rounded up to the nearest whole cent;

provided, however, that if a determination of Fair Market Value is required to be made on a date which is within five trading days of May 31, 2010, being the initial effective date of the Arrangement, the determination of the Fair Market Value shall be made with reference to the weighted average trading price of a Trust Unit on the applicable stock exchange for such number of days as is necessary to ensure that the Fair Market Value of an Option is calculated on the basis of five trading days;
“Insider” means an insider as defined in the TSX Company Manual, as amended from time to time;

“ITA” means the Income Tax Act (Canada), R.S.C. 1985 (5th Supp.), c. 1, including the regulations promulgated thereunder, as amended from time to time;

“Leave of Absence” means any period during which, pursuant to the prior written approval of the Participant’s Employer, the Participant is considered to be on an approved leave of absence but does not provide any services to his or her Employer;

“Noon Buying Rate” means the noon buying rate for the applicable currency published by the Bank of Canada on the relevant date;

“NYSE” means the New York Stock Exchange;

“Option” means an option to purchase Shares granted in accordance with the Plan by the Corporation to an officer or other key employee of the Precision Group, subject to the provisions contained herein;

“Option Price” means, in respect of any particular Option, the price per Share at which Shares may be purchased under that Option, as the same may be adjusted in accordance with Article 8 hereof;

“Original Plan” has the meaning set out in the recitals hereto;

“Participant” means an officer or other key employee of the Precision Group to whom an Option has been granted and which Option, or portion thereof, remains unexercised and has not been surrendered;

“Permitted Reorganization” means a reorganization of the Precision Group in circumstances where the shareholdings or ultimate ownership remains substantially the same upon completion of the reorganization;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Plan” means the Original Plan, as amended and restated effective May 31, 2010 and as the same may be further amended or varied from time to time;

“Precision Group” means the Corporation and any corporation with which the Corporation does not deal at arm’s length, within the meaning of the ITA;

“Restricted Options” has the meaning set out in Section 5.9;

“Retirement” means the normal retirement of the Participant from employment with the Employer or the early retirement of the Participant pursuant to any applicable retirement plan of the Employer;

“Shares” means the common shares in the capital of the Corporation as presently constituted or any shares in the capital of the Corporation into which such common shares are changed, reclassified, subdivided, consolidated or converted or which are substituted for such common shares, or as such common shares may further be changed, reclassified, subdivided, consolidated, converted or substituted;

“Substitution Event” means a Change of Control pursuant to which the Shares are converted into, or exchanged for, other property, whether in the form of securities of another entity, cash or otherwise;

“Termination Date” means the Participant’s last day of active employment with the Employer, regardless of the reason for the termination of employment;

“Trust” has the meaning set out in the recitals hereto;

“Trust Unit Options” has the meaning set out in the recitals hereto;

“Trust Units” has the meaning set out in the recitals hereto;

“TSX” means The Toronto Stock Exchange;

“U.S. Option” means an Option pursuant to which the Option Price is stated and payable in United States dollars; and

“U.S. Taxpayer” means a person who is a citizen or permanent resident of the United States for the purposes of the Code or for whom Options granted under the Plan would otherwise be subject to United States federal income taxation under the Code.

4.	Administration of the Plan

4.1	The Plan shall be administered by the Corporation. The Corporation shall effect the grant of Options under the Plan, in accordance with determinations made by the Board pursuant to the provisions of the Plan, including as to:
(a)	the officers and other key employees of the Precision Group to whom Options will be granted;

(b)	the number of Shares which shall be the subject of each Option;

(c)	the Option Price in respect of each Option (subject to Section 5.7 hereof); and

(d)	any and all terms and conditions in addition to (and not inconsistent with) those contained herein which are to be attached to any or all such Options including, without limitation, whether the Options shall be Canadian Options or U.S. Options;
by the execution and delivery of instruments in writing in such form or forms as shall have been approved by the Board.

4.2	The Board may from time to time adopt such policies, guidelines, rules and regulations for administering the Plan as it may deem proper and in the best interests of the Corporation and may, subject to applicable law, delegate any of its powers hereunder to a committee of the Board. To the extent the Board considers it desirable to meet the requirements of the performance-based compensation exception of Section 162(m) of the Code, the Plan shall be administered by a committee of two or more “outside directors” (within the meaning of Section 162(m) of the Code).

5.	Granting of Options

5.1	The Board from time to time may grant Options to such officers and other key employees of the Precision Group as the Board shall determine; provided, however, that Options may be granted to an officer or other key employee of the Precision Group who is a U.S. Taxpayer only if the corporation or entity (that is part of the Precision Group) for which he or she provides services would, together with the Corporation, be classified as the “service recipient” (as defined in Section 409A of the Code) with respect to such officer or other key employee. Each grant of an Option shall be made by virtue of the employment of the Participant with the Precision Group and subject to the terms and conditions contained herein and may be subject to additional terms and conditions (not inconsistent herewith) determined by the Board from time to time. Unless otherwise provided in the applicable agreement evidencing the grant of an Option hereunder, all Options shall vest and become exercisable as follows:
(a)	1/3 of the Options shall vest on the first anniversary of the Date of Grant;

(b)	an additional 1/3 of the Options shall vest on the second anniversary of the Date of Grant; and

(c)	the final 1/3 of the Options shall vest on the third anniversary of the Date of Grant.
5.2	Options granted to any Participant shall be approved by the shareholders of the Corporation if the rules of any stock exchange on which the Shares are listed require such approvals.

5.3	Unless prohibited by applicable law or rules of a stock exchange on which the Shares are listed for trading, Canadian Options or U.S. Options may be granted to a Participant without regard to such Participant’s domicile or residence for tax purposes. United States taxpayers that are Participants may receive Canadian Options and Canadian taxpayers that are Participants may receive U.S. Options.

5.4	The aggregate number of Shares reserved by the Corporation for issuance under the Plan and all other security based compensation arrangements of the Corporation shall not exceed 11,103,253 Shares, the aggregate number of Shares so reserved for issuance in any one fiscal year shall not exceed 1% of the issued and outstanding Shares and the aggregate number of Shares so reserved for issuance to any one individual shall not exceed 2% of the issued and outstanding Shares. The proportion of Shares reserved by the Corporation for issuance under the Plan in any one fiscal year to any one individual shall not exceed 25% of the Shares so reserved for issuance under the Plan during such fiscal year.
5.5	(a)	The number of Shares issuable to Insiders of the Corporation, at any time, under all security based compensation arrangements of the Corporation, including the Plan, cannot exceed 10% of the issued and outstanding Shares; and

(b)	The number of Shares issued to Insiders of the Corporation, within any one year period, under all security based compensation arrangements of the Corporation, including the Plan, cannot exceed 10% of the issued and outstanding Shares.
5.6	If any Option granted under the Plan shall expire or terminate for any reason without having been exercised or surrendered in full, any unpurchased Shares to which such Option relates shall be available for the purposes of the granting of Options under the Plan.

5.7	The Board shall, at the time an Option is granted under the Plan, fix the Option Price in respect of such Option and such Option Price shall not be less than the Fair Market Value on the Date of Grant. If the Option is a Canadian Option, the Option Price shall be stated and payable in Canadian dollars, and if the Option is a U.S. Option, the Option Price shall be stated and payable in United States dollars.

5.8	Subject to Section 5.9, an Option must be exercised or surrendered within a period of time not exceeding seven years from the Date of Grant (or such shorter period of time as the Board may determine and specify in connection with the grant of the Option), otherwise the Option shall expire immediately after the applicable period.

5.9	Except if not permitted by the TSX or NYSE, if any Options may not be exercised due to any Black-Out Period being in effect at any time within the 3 business day period prior to the normal expiry date of such Options (the “Restricted Options”), the expiry date of all Restricted Options shall be extended for a period of 7 business days following the end of the Black-Out Period (or such longer period as permitted by the TSX or NYSE and approved by the Board).

5.10	Notwithstanding any other provision hereof, Options granted pursuant to the Arrangement in exchange for and in sole consideration for the disposition of options originally granted under the Original Plan shall have an Option Price equal to the Option Price (as defined in the Original Plan) of the exchanged option and shall have the other terms and conditions provided in the Plan and the applicable agreement governing such exchanged option.

6.	Exercise or Surrender of Options

6.1	Subject to the provisions of the Plan and the terms and conditions of the Option, an Option or any portion thereof may be exercised from time to time by delivery to the Corporation at its registered office of a notice in writing signed by the Participant or, in the case of the Participant’s death or incapacity, the Participant’s legal personal representative. This notice shall state the intention of the Participant, or, in the case of the Participant’s death or incapacity, the Participant’s legal personal representative, to exercise the Option or a portion thereof and the number of Shares in respect of which the Option is then being exercised, and must be accompanied by payment to the Corporation in full of the applicable Option Price (including any applicable withholding tax) in the currency in which the Option Price is denominated for the Shares which are the subject of the exercise.

6.2	As an alternative to the exercise of an Option pursuant to Section 6.1, a Participant shall be entitled, at his or her election, to surrender for cancellation, unexercised, any vested Option which is otherwise then exercisable and, in consideration for such surrender for cancellation, to receive a cash payment in an amount equal to the positive difference, if any, obtained by subtracting the aggregate Option Price of the surrendered Option from the then current Fair Market Value of the Shares subject to the surrendered Option, less applicable source withholdings. The Board has the sole discretion to consent or disapprove of the election of the Participant to surrender any vested Option pursuant to this Section 6.2. If the Board disapproves of the election, the Participant may (i) exercise the Option under Section 6.1, or (ii) retract the request to surrender such Option and retain the Option. If the Board approves of the election, the Board shall make the cash payment to the Participant in respect of the surrendered Option within 30 days. Any cash payment in accordance with this Section 6.2 shall be payable in Canadian dollars, if made with respect to a Canadian Option, and in United States dollars, if made with respect to a U.S. Option.

7.	Non-Assignability of Options

Each Option granted to a Participant is non-assignable and non-transferable except pursuant to laws of succession and, except in the case of the Participant’s death or incapacity, shall be exercisable or surrendered only by the Participant.

8.	Adjustments

8.1	Appropriate adjustments in the number of Shares subject to the Plan and, with respect to Options granted or to be granted, in the respective numbers of Shares optioned and in the respective Option Prices, shall be made by the Board to give effect to adjustments in the number of Shares resulting from subdivisions or consolidations of the Shares or the payment of dividends in kind of Shares by the Corporation (other than dividends in kind of Shares paid in lieu of cash dividends in the ordinary course) or to give effect to reclassifications or conversions of the Shares or any other relevant changes in the authorized or issued capital of the Corporation or any other event in respect of which, in the opinion of the Board, such an adjustment would be necessary to preserve the Participant’s rights hereunder and under the Options, in all such cases which occur subsequent to the approval of the Plan by the Board; provided that no Option shall be adjusted to result in the issuance of a fractional Share and all fractions shall be rounded down; provided further that an Option, which is intended to be exempt from Section 409A of the Code, shall be adjusted in accordance with Section 409A in order to remain exempt from Section 409A.

9.	Termination of Employment

9.1	Subject to Sections 9.2, 9.3, 9.4, 9.5, 9.6 and 9.7, and to the terms of any particular Option, all rights to purchase Shares pursuant to an Option or to surrender such Option shall expire and terminate immediately upon the Participant holding such Option ceasing to be an officer or employee of the Precision Group, provided that if such employment of the Participant is terminated for Cause, such rights shall terminate immediately upon notification being given to the Participant of such termination for Cause.
9.2	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of the death of the Participant, the unexercised part of such Option shall become fully vested and may be exercised or surrendered (including such part, if any, thereof which, but for this Section 9.2, would not otherwise be able to be exercised or surrendered) at any time within 12 months of the Participant’s Termination Date unless otherwise provided in the terms of a particular Option. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 12 month period.

9.3	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of Disability or Leave of Absence, such Option shall continue to vest in accordance with its terms and may be exercised (if such Option is fully vested) or surrendered until the normal expiry of the Option in accordance with its terms.

9.4	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of Retirement, such Option shall continue to vest in accordance with its terms and may be exercised (if such Option is fully vested) or surrendered at any time within 24 months of the Participant’s Termination Date unless otherwise provided in the terms of a particular Option. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 24 month period.

9.5	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of voluntary resignation (i) the unvested part of the Option shall be cancelled immediately and may not be exercised or surrendered and (ii) the vested part of such Option may be exercised or surrendered at any time within 30 days of the Participant’s Termination Date, but only to the extent that the Participant was entitled to exercise or surrender such Option at the Participant’s Termination Date. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 30 day period.

9.6	If, before the expiry of an Option in accordance with the terms thereof, the Participant holding such Option shall cease to be an officer or employee of the Precision Group by reason of termination other than for Cause, such Option shall continue to vest in accordance with its terms and may be exercised (if such Option is fully vested) or surrendered at any time within 90 days of the Participant’s Termination Date. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 90 day period.

9.7	If, before the expiry of an Option in accordance with the terms thereof, a Change of Control shall occur and the Participant shall cease to be an officer or employee of the Employer by reason of termination:

(a)	by the Employer or by the entity that has entered into a valid and binding agreement with the Corporation and/or other members of the Precision Group to effect the Change of Control at any time after such agreement is entered into or during the Control Period and such termination was for any reason other than for Cause; or

(b)	by the Participant within 30 days after an act of Constructive Dismissal, provided such act of Constructive Dismissal occurs during the Control Period;
the Participant’s Options shall become fully vested and may be exercised or surrendered by the Participant (including such part, if any, thereto which, but for this Section 9.7, would not otherwise be able to be exercised or surrendered) at any time within 90 days of the Participant’s Termination Date. Any Option that remains unexercised shall be immediately forfeited upon the expiration of such 90 day period.

9.8	The Plan does not confer upon a Participant any right with respect to continuation as an officer or employee with the Precision Group nor does it interfere in any way with the right of the Participant or the Precision Group to terminate the Participant’s employment at any time.

9.9	Options shall not be affected by any change of employment of the Participant so long as the Participant continues to be employed by the Precision Group.

10.	Substitution Event

10.1	Unless Section 10.2 applies, upon the occurrence of a Substitution Event or a Permitted Reorganization, where the surviving or acquiring entity (the “Continuing Entity”) is a corporation, then the Continuing Entity shall substitute or replace similar options to purchase securities in the Continuing Entity (“Continuing Entity Options”) for the Options outstanding under the Plan on substantially the same terms and conditions as the Plan. For greater certainty, no consideration other than Continuing Entity Options shall be received and the excess of the aggregate fair market value of the securities of the Continuing Entity subject to the Continuing Entity Options immediately after the substitution or replacement over the aggregate option price of such securities under the Continuing Entity Options shall not exceed the excess of the aggregate Fair Market Value of the Shares subject to the outstanding Options immediately before such substitution or replacement over the aggregate Option Price of such Shares. Any such substitution or replacement shall, at all times, be made in compliance with the provisions of subsection 7(1.4) of the ITA and Section 409A of the Code.

10.2	In the event that:
(a)	the Continuing Entity does not (or, upon the occurrence of the Substitution Event or Permitted Reorganization, will not) substitute or replace Continuing Entity Options for the Options outstanding under the Plan on the same terms as described in Section 10.1;

(b)	the Board determines, acting reasonably, that such substitution or replacement is not practicable;

(c)	the Board determines, acting reasonably, that such substitution or replacement would give rise to adverse tax results, under the ITA or the Code, to holders of Options; or

(d)	the securities of the Continuing Entity are not (or, upon the occurrence of the Substitution Event or Permitted Reorganization, will not be) listed and posted for trading on a recognizable stock exchange;
the outstanding Options shall become fully vested and may be exercised or surrendered by the Participant (including such part, if any, thereto which, but for this Section 10.2, would not otherwise be able to be exercised or surrendered) at any time after the Participant receives written notice from the Board of such accelerated vesting and prior to the occurrence of the Substitution Event or Permitted Reorganization; provided, however, that such vesting, exercise or surrender shall be, unless otherwise determined in advance by the Board, effective immediately prior to, and shall be conditional on, the consummation of such Substitution Event or Permitted Reorganization. Any Options that have not been exercised or surrendered pursuant to this Section 10.2 shall be forfeited and cancelled without compensation to the holder thereof upon the consummation of such Substitution Event or Permitted Reorganization.

11.	Decisions of the Board

11.1	All decisions and interpretations of the Board respecting the Plan or any Options shall be conclusive and binding on the Corporation and the Participants and their respective legal personal representatives.

12.	Amendment or Discontinuance of Plan

12.1	Subject to the policies, rules and regulations of any lawful authority having jurisdiction over the Corporation (including any exchange on which the Shares are listed for trading), the Board may at any time, without further action by, or approval of, the holders of Shares, amend the Plan or any Option granted under the Plan in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:
(a)	ensure that Options granted under the Plan will comply with any provisions respecting stock options in the income tax or other laws in force in any country or jurisdiction of which a Person to whom an Option has been granted may from time to time perform services or be resident;

(b)	make amendments of a procedural or “housekeeping” nature;

(c)	change the termination provisions of an Option granted under the Plan which does not entail an extension of the expiry date of the Option beyond the original expiry date of the Option; or

(d)	terminate the Plan.
Any such amendments shall, if made, become effective on the date selected by the Board. The Board may not, however, without the consent of the Option holder, except as permitted by provisions of Articles 8 or 10 hereof, alter or impair any of the rights or obligations under any Option theretofore granted.

12.2	Notwithstanding Section 12.1, approval of the holders of Shares will be required in order to:
(a)	increase the maximum number of Shares reserved for issuance under the Plan;

(b)	reduce the Option Price in respect of any Option;

(c)	extend the period of time during which an Option must be exercised or surrendered;

(d)	increase any limit on grants of Options to Insiders of the Corporation set out in the Plan;

(e)	add any form of financial assistance by the Corporation for the exercise of any Option;

(f)	expand the circumstances under which Options may be assigned or transferred as permitted by Article 7 hereof;

(g)	amend the class of eligible participants under the Plan;

(h)	amend this Article 12; or

(i)	grant additional powers to the Board to amend the Plan or any Option without the approval of holders of Shares.
13.	Government Regulation

13.1	The Corporation’s obligation to issue and deliver Shares on the exercise of any Option is subject to:
(a)	the satisfaction of all requirements under applicable securities laws in respect thereof and obtaining all regulatory approvals as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale of such Shares;

(b)	the admission of such Shares to listing on any stock exchange on which Shares may then be listed; and

(c)	the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities or income tax laws of any jurisdiction.
The Corporation shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which Shares are then listed.

13.2	The Precision Group may withhold from any amount payable to a Participant, either under the Plan, or otherwise, such amount as may be necessary so as to ensure that the Precision Group will be able to comply with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant.

14.	Participant’s Rights

A Participant shall not have any rights as a shareholder of the Corporation in respect of any Shares issuable pursuant to an Option until the issuance of Shares upon the exercise of the Option or a portion thereof, and then only with respect to the Shares so issued. For greater certainty, a Participant shall not have the right or be entitled to exercise any voting rights, receive dividends or have or be entitled to any other rights as a shareholder of the Corporation in respect of any Options.

15.	Approvals

15.1	If Shares cannot be issued to a Participant upon the exercise of an Option for any reason which, in the opinion of the Board, acting reasonably, would result in undue expense to the Corporation as a result of the Corporation being required to comply with non-Canadian regulatory requirements, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the relevant Participant as soon as practicable. In such circumstances, such Participant shall be deemed to have elected to surrender the Option in accordance with Section 6.2 and such Participant shall be paid the amount specified in that Section.

16.	Effective Date

The Original Plan was effective from May 6, 2009 until May 30, 2010 and the Plan is effective from May 31, 2010.